Exhibit 99.1

LAREDO PETROLEUM HOLDINGS, INC. ANNOUNCES

FIRST QUARTER 2012 FINANCIAL AND OPERATING RESULTS

TULSA, OK – May 9, 2012 – Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”) today announced first quarter 2012 financial and operating results. Highlights for the three months ended March 31, 2012 are as follows:

•                  Average daily production of 27,995 barrels of oil equivalent per day (“Boe/D”), an increase of 7% from fourth quarter 2011 production and a 33% increase over first quarter 2011;

•                  Revenues of $150.3 million for the quarter, up 8% over the fourth quarter of 2011, and a 40% increase over the first quarter of 2011;

•                  Net income for the quarter of $26.2 million or $0.20 per diluted weighted average common share; and

•                  Adjusted EBITDA for the first quarter of 2012 of $113.9 million, up 9% over the fourth quarter of 2011, and a 37% increase over the first quarter of 2011.

Randy Foutch, Chairman and Chief Executive Officer said:  “Laredo delivered another solid quarter of growth as we continue to explore and develop our expanding opportunity set of attractive potential drilling locations located in the oil and liquids-rich Permian Basin and the liquids-rich Anadarko Granite Wash.”

First Quarter 2012 Financial Results

Production for the first quarter of 2012 totaled 2.5 million barrels of oil equivalent (“MMBoe”), an increase of 35% compared to the 1.9 MMBoe produced in the first quarter of 2011.  Approximately 42% of first quarter 2012 production was oil and condensate compared to 39% for the fourth quarter of 2011 and 37% for first quarter 2011. For the first quarter of 2012, approximately 65% of production was generated in the Permian Basin, 26% in the Anadarko Granite Wash, and 9% in other areas.

For the first quarter of 2012, Laredo generated revenues of $150.3 million, which represents an 8% increase over the fourth quarter of 2011, and a 40% increase over the first quarter of 2011. The Company reported net income for the quarter of $26.2 million or $0.20 per diluted weighted average common share, based on approximately 128 million diluted weighted average common shares outstanding as of March 31, 2012. Adjusted EBITDA for the first quarter of 2012 was $113.9 million, an increase of 9% over the fourth quarter of 2011, and an increase of 37% over the first quarter of 2011. (See “Supplemental Reconciliation of GAAP to Non-GAAP Financial Measure (Unaudited)” for a reconciliation of net income to Adjusted EBITDA).

Before the effect of derivatives, the Company realized average sales prices of $5.05 per Mcf of natural gas and $97.53 per barrel of oil during the first quarter of 2012. Including the effect of commodity derivatives, the Company realized average hedged sales prices of $5.84 per Mcf of natural gas and $95.37 per barrel of oil. Laredo realized gains on hedges of $4.7 million during the quarter.

Lease operating, production tax and general and administrative expenses for the first quarter of 2012 totaled $39.2 million, or $15.38 per Boe, an increase from $12.64 per Boe for the first quarter of 2011 and an increase from $14.28 per Boe for the fourth quarter of 2011.  As discussed below, this increase was due primarily to higher lease operating and general and administrative expenses.

Lease operating expenses, including workover expenses, increased to $15.0 million for the three months ended March 31, 2012 from $7.9 million for the three months ended March 31, 2011.  The increase was primarily due to an increase in drilling activity, which resulted in additional producing wells during the first quarter of 2012 as compared to the same time period in 2011. Additionally, a portion of the increase is due to the workover cost of approximately $1.6 million incurred on one well.  On a per Boe basis, lease operating expenses increased in total to $5.88 per Boe for the first quarter 2012 from $4.18 per Boe for the first quarter 2011. Excluding the one-time workover expense noted above, lease operating expenses per Boe for the first quarter 2012 were $5.25 per Boe.

General and administrative expenses increased to approximately $15.3 million for the first quarter 2012, from $8.9 million for the same period in 2011.  The increase was due to an increase in the number of employees, the payment of one-time performance bonuses and the costs associated with transactions and becoming a public company.  On a per Boe basis, general and administrative expenses increased to $6.00 per Boe for the first quarter of 2012 up from $4.71 per Boe for the same time period in 2011.

Depreciation, depletion and amortization expense for the first quarter 2012 totaled $51.5 million, or $20.22 per Boe, up 18% from the first quarter 2011, and down 20% from the fourth quarter of 2011.

During the quarter, Laredo invested approximately $252 million in capital expenditures, of which $214.9 million was for drilling and completions. A significant portion of the Company’s capital expenditures for the three months ended March 31, 2012 reflect expenditures which were accrued for at December 31, 2011 as part of the Company’s 2011 capital budget but due to the timing of when billings were received, were paid during the first quarter of 2012.  Also included in capital expenditures were funds used to expand a new prospect acreage position in a sub-basin of the Permian Basin. As of March 31, 2012, the Company has approximately 190,000 net acres under lease in the Permian Basin, up over 40% from approximately 135,000 net acres at year-end 2011.

Liquidity and Capitalization

At March 31, 2012, Laredo’s total debt balance was approximately $781.9 million, consisting of $551.9 million 9½% senior unsecured notes due 2019 (including the premium of $1.9 million) and $230.0 million outstanding on the Company’s senior secured credit facility.  At March 31, 2012, the borrowing base on the Company’s $1.0 billion senior secured credit facility was $712.5 million.  Additionally, at March 31, 2012, the Company had $12.2 million in cash on the balance sheet, bringing total liquidity available at March 31, 2012 to approximately $494.7 million. At March 31, 2012 Laredo’s debt-to-book capitalization was approximately 49.8% and its debt was approximately 1.7 times its annualized Adjusted EBITDA for the quarter ended March 31, 2012.

Subsequent to March 31, 2012, the Company completed a private offering of $500.0 million of 7 3/8% senior unsecured notes due 2022 that were sold at par.  Net proceeds of the issuance were used to repay the full $280.0 million outstanding under the Company’s senior secured credit facility, and for general working capital purposes. Effective April 27, 2012, and in conjunction with the senior unsecured notes issuance, the Company’s borrowing base on its senior secured credit facility was increased from $712.5 million to $910.0 million, which was reduced to $785.0 million following the notes issuance.  As of April 30, 2012, the Company had approximately $247.6 million in cash on hand, bringing total liquidity available to approximately $1.0 billion.

Laredo’s debt ratings were upgraded by Standard and Poor’s (“S&P”) during the first quarter of 2012 and by Moody’s subsequent to March 31, 2012. On January 23, 2012, S&P issued Laredo a corporate family rating of B+, a senior unsecured debt rating of B-, and a stable outlook. On

April 20, 2012, Moody’s issued Laredo a corporate family rating of B1, a senior unsecured debt rating of B3, and also a stable outlook.

Operational Highlights

During the first quarter of 2012, the Company drilled or participated in a total of 71 gross wells (58 operated).  For the quarter ended March 31, 2012, the Company also successfully completed 42 wells.

Permian Basin

For the quarter ended March 31, 2012, the Company drilled 45 vertical wells on its Permian Basin assets.  Additionally, 28 vertical wells were completed with a 100% success rate.  The Company had eight rigs drilling vertical wells in the Permian Basin for the majority of the quarter.

For the quarter ended March 31, 2012, the Company drilled three horizontal Wolfcamp wells in the Permian Basin and completed four horizontal Wolfcamp wells with a 100% success rate.  Early results from the horizontal Wolfcamp wells are meeting or exceeding expectations.  For the majority of the quarter, the Company had two rigs drilling horizontal wells in the Wolfcamp.

During the quarter ended March 31, 2012, the Company drilled four horizontal Cline wells.  During the same period, four horizontal Cline wells were completed with a 100% success rate.  Since the Company began drilling horizontal Cline wells in 2010, the Company has completed a total of 26 horizontal Cline wells through the end of the first quarter of 2012.  The horizontal Cline drilling and completion results continue to meet the Company’s expectations.  The Company had two rigs drilling horizontal Cline wells for most of the first quarter.

Anadarko Granite Wash

Laredo had one vertical rig and three horizontal rigs drilling on its Anadarko Granite Wash acreage during the first quarter of 2012. The Company drilled five wells on its Anadarko Basin assets during the quarter, with a 100% success rate. Of the total wells drilled in the Anadarko Basin, two were vertical wells and three were horizontal wells.  The results of the wells completed in the Granite Wash continue to meet Company expectations.

Hedging Update

During the first quarter of 2012, the Company entered into additional commodity contracts to hedge a portion of its estimated future production.  The additional hedges include both oil and natural gas hedge contracts, and are applicable for 2012, 2013, 2014 and 2015 for oil and for 2012 and 2013 for natural gas.  Subsequent to March 31, 2012, the Company entered into two additional commodity derivative contracts to hedge future oil production in 2014 and 2015. For more information on the Company’s commodity contracts, please refer to Notes F and N to the unaudited consolidated financial statements included in the Company’s 10-Q filed with the SEC on May 9, 2012.

Earnings and Operational Update Conference Call Details

Laredo has scheduled a conference call to discuss management’s outlook and its first quarter 2012 financial and operational results on Thursday, May 10, 2012 at 3:00 p.m. Eastern Time (2:00 p.m. Central Time). Participants may access the webcast, titled “Q1 2012 Laredo Petroleum Holdings, Inc. Earnings Conference Call,” from the Company’s website, www.laredopetro.com , under the tab for “Investor Relations”. The conference call may also be accessed by dialing (800) 920-8624, using conference code 92139828. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. International participants may access the call by dialing (617) 597-5430, using conference code 92139828. A telephonic replay will be available approximately two hours after the call on Thursday, May 10, 2012 through Thursday, May 17, 2012. Participants may access this replay by dialing (888) 286-8010, using conference code 28001772.

About Laredo

Laredo Petroleum Holdings, Inc. (NYSE: LPI) is an independent oil and natural gas company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

For additional information about Laredo Petroleum, please visit our website at www.laredopetro.com.

Forward-Looking Statements

This press release (and oral statements made regarding the subject of this release, including the conference call referenced herein) contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Factors that could affect the Company’s business include, but are not limited to: the risks associated with oil, natural gas and liquids production; the Company’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform there under); uncertainties in the estimation of reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of materials, equipment and services; the risks associated with operating in a limited number of geographic areas; the Company’s ability to retain skilled personnel; impact of any acquisition opportunities; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments, including with respect to hydraulic fracturing to our oil and gas wells; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and all of the risks and uncertainties normally incident to the exploration, development, production and sale of oil and natural gas. These risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2011, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at http://www.laredopetro.com  under the tab “Investor Relations” or through the SEC’s Electronic

Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov . Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statement.

#  #  #

Contact:

Joan Dunlap

Investor Relations

(918) 513-4570

Jdunlap@laredopetro.com

Laredo Petroleum Holdings, Inc.

Condensed consolidated balance sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Current assets	$133,323	$122,938
Net property and equipment	1,556,449	1,378,509
Other noncurrent assets	108,710	126,205
Total assets	1,798,482	$1,627,652

Liabilities and stockholders’ equity:
Current liabilities	$205,948	$214,361
Long-term debt	781,913	636,961
Other noncurrent liabilities	22,126	16,317
Stockholders’ equity	788,495	760,013
Total liabilities and stockholders’ equity	$1,798,482	$1,627,652

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of operations

(in thousands, except for per share data)

	Three months ended March 31,
	2012	2011
	(unaudited)
Revenues:
Oil and natural gas sales	$148,951	$105,769
Natural gas transportation and treating	1,397	1,342
Total revenues	150,348	107,111
Costs and expenses:
Lease operating expenses	14,984	7,918
Production and ad valorem taxes	8,919	7,102
General and administrative	15,284	8,929
Depreciation, depletion and amortization	51,523	32,478
Other	4,249	1,522
Total costs and expenses	94,959	57,949
Operating income	55,389	49,162
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	594	(28,034)
Interest rate derivatives, net	(323)	(118)
Interest expense	(14,684)	(10,516)
Interest and other income	16	36
Write-off of deferred loan costs	—	(3,246)
Loss on disposal of assets	—	(17)
Non-operating expense, net	(14,397)	(41,895)
Income before income taxes	40,992	7,267
Income tax expense:
Deferred	(14,757)	(2,597)
Total income tax expense	(14,757)	(2,597)
Net income	$26,235	$4,670

Net income per common share:
Basic	$0.21
Diluted	$0.20
Weighted average common shares outstanding:
Basic	126,803
Diluted	127,981

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of cash flows

 (in thousands)

	Three months ended March 31,
	2012	2011
	(unaudited)
Cash flows from operating activities:
Net income	$26,235	$4,670
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	14,757	2,597
Depreciation, depletion and amortization	51,523	32,478
Impairment expense	—	206
Non-cash equity and stock-based compensation	2,247	319
Accretion of asset retirement obligations	264	149
Unrealized loss on derivative financial instruments, net	3,334	27,504
Premiums paid for derivative financial instruments	(1,332)	(491)
Amortization of premiums paid for derivative financial instruments	150	107
Amortization of deferred loan costs	1,060	949
Write-off of deferred loan costs	—	3,246
Amortization of October 2011 Notes premium	(49)	—
Amortization of other assets	4	5
Loss on disposal of assets	—	17
Cash flow from operations before changes in working capital	98,193	71,756
Changes in working capital	(6,791)	4,232
Net cash provided by operating activities	91,402	75,988
Cash flows from investing activities:
Capital expenditures:
Oil and natural gas properties	(247,280)	(187,576)
Pipeline and gas gathering assets	(3,859)	(3,424)
Other fixed assets	(1,053)	(1,374)
Proceeds from other fixed asset disposals	—	14
Net cash used in investing activities	(252,192)	(192,360)
Cash flows from financing activities:
Borrowings on revolving credit facilities	145,000	38,600
Payments on revolving credit facilities	—	(177,500)
Payments on term loan	—	(100,000)
Issuance of 2019 Notes	—	350,000
Payments for loan costs	—	(10,210)
Net cash provided by financing activities	145,000	100,890
Net decrease in cash and cash equivalents	(15,790)	(15,482)
Cash and cash equivalents, beginning of period	28,002	31,235
Cash and cash equivalents, end of period	$12,212	$15,753

Laredo Petroleum Holdings, Inc.

Selected Operating Data

(Unaudited)

	Three months ended March 31,
	2012	2011
Production data:
Oil and condensate (MBbl)	1,067	709
Natural gas (MMcf)	8,882	7,112
Oil equivalents (MBoe) (1)(2)	2,548	1,894
Average daily production (Boe/d)	27,995	21,048
% Oil and condensate	42%	37%

Average sales prices:
Oil and condensate, realized (3) ($/Bbl)	$97.53	$90.08
Natural gas, realized (3) ($/Mcf)	$5.05	$5.89
Oil equivalents, realized ($/Boe)	$58.46	$55.83

Oil and condensate, hedged (4) ($/Bbl)	$95.37	$86.78
Natural gas, hedged (4) ($/Mcf)	$5.84	$6.31
Oil equivalents, hedged ($/Boe)	$60.31	$56.17

Average costs per Boe:
Lease operating expenses	$5.88	$4.18
Production and ad valorem taxes	$3.50	$3.75
General and administrative	$6.00	$4.71
DD&A	$20.22	$17.14
Total	$35.60	$29.78

(1)          MBbl equivalents (“MBoe”) are calculated using a conversion rate of six MMcf per one MBbl.

(2)          The volumes presented for three months ended March 31, 2012 and 2011 are based on actual results and are not calculated using the rounded numbers in the table above.

(3)          Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for NGL content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(4)          Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

Laredo Petroleum Holdings, Inc.

Costs incurred

(Unaudited)

Costs incurred in the acquisition and development of oil and natural gas assets are presented (1):

	Three months ended March 31,
(in thousands)	2012	2011
Property acquisition costs:
Proved	$—	$—
Unproved	—	—
Exploration	29,467	8,895
Development costs	195,091	151,643
Total costs incurred	$224,558	$160,538

(1)          The costs incurred for oil and natural gas producing activities include $0.9 million and $0.3 million in asset retirement obligations for the three months ended March 31, 2012 and 2011, respectively.

Laredo Petroleum Holdings, Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Financial Measure

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred financing fees and other, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized losses on interest rate derivatives, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating activities, used in investing activities and provided by financing activities, or statement of operations or statement of cash flow data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital increases, working capital decreases or its tax position. Adjusted EBITDA does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management team believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•                  is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•                  is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, and as a basis for strategic planning and forecasting.

There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.

The following presents a reconciliation of net income to Adjusted EBITDA:

	For the three months ended March 31,
(in thousands)	2012	2011
Net income	$26,235	$4,670
Plus:
Interest expense	14,684	10,516
Depreciation, depletion and amortization	51,523	32,478
Impairment of long-lived assets	—	206
Write-off of deferred loan costs	—	3,246
Loss on disposal of assets	—	17
Unrealized losses on derivative financial instruments	3,334	27,504
Realized losses on interest rate derivatives	1,103	1,301
Non-cash stock-based compensation	2,247	319
Income tax expense	14,757	2,597
Adjusted EBITDA	$113,883	$82,854